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December 27, 2006

Asia Biotechnology Group Inc.
No.7 Bohaisanlu, Pingfang Industrial District
Economic& Technological Development Area
Harbin Heilongjiang Province P.R.China 150069

Re: Form SB-2 Registration Statement

Dear Sirs,

We are rendering this opinion in connection with the Registration Statement on Form SB-2 filed by Asia Biotechnology Group Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933 on May 12, 2006, and as amended on December 27, 2006, (such Registration Statement as amended from time to time is referred to herein as the "Registration Statement"). The Registration Statement relates to the registration of 23,444,000 shares of common stock of the Company which may be offered for resale by certain parties listed therein (such shares are referred to herein as the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the resale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion, including but not limited to (1) the articles of association of the Company, (2) copies of written resolutions passed by all the directors of the Company, (3) the register of members of the Company, and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (1) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (2) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us, (3) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication inrelation to the opinions expressed herein; (4) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and (5) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon the foregoing, we are of the opinion that:

(1) The Company is duly incorporated and existing under the laws of the State of Delaware.

(2) The issue of the Shares has been duly authorized, and when the Shares have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Prospectus and Registration Statement will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us under the headings "Legal Matters" in the Prospectus contained in the Registration Statement.

Yours faithfully,

King & Wood LLP

By: /s/ Charles Law
Charles Law